Exhibit 10.1

AGREEMENT

          This Agreement (this “Agreement”) is made and entered into as of March 18, 2013, by and among Rimage Corporation (the “Company”) and Dolphin Limited Partnership III, L.P. (“Dolphin III”), Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”) (each of the Company and Dolphin, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

          WHEREAS, the Company and Dolphin have engaged in various discussions and communications concerning the Company and representation on the Board (as defined below);

          WHEREAS, Dolphin is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, Five Hundred Sixty Thousand Five Hundred (560,500) shares, or approximately six and five tenths percent (6.5%), of the Common Stock issued and outstanding on the date hereof;

          WHEREAS, Dolphin submitted a nomination letter to the Company on December 10, 2012 (the “Nomination Letter”) nominating director candidates to be elected to the Company’s board of directors (the “Board”) at the 2013 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2013 Annual Meeting”); and

          WHEREAS, the Company and Dolphin have determined to come to an agreement with respect to the appointment of one Dolphin candidate to the Company’s Board of Directors, one observer to the Board of Directors and certain other governance matters, as provided in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Appointments; 2013 Annual Meeting

(a)

Effective as of the close of business on the date of this Agreement, the Board shall increase the authorized number of directors to eight (8) and appoint Justin A. Orlando (the “Dolphin Director”) as a member of the Board to fill the vacancy created thereby. The Dolphin Director shall also be appointed to serve on each of the Compensation Committee of the Board and the Governance Committee.

(b)

The Company will nominate, recommend, support and solicit proxies for the election of the Dolphin Director to the Board at the 2013 Annual Meeting, and, during the Standstill Period (as defined below) any special meeting, in the same manner as for the Company’s other nominees standing for election to the Board at the 2013 Annual Meeting or such special meeting.

(c)

Upon the execution of this Agreement, Dolphin hereby irrevocably withdraws its Nomination Letter and Dolphin hereby agrees not to (i) nominate any person for election at the 2013 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates, as defined below, to do any of the items in this Section 1(c). Dolphin shall not publicly or privately encourage or support any other shareholder to take any of the actions described in this Section 1(c).

(d)

Until the date on which Dolphin has sold shares of Common Stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding Common Stock, the Company agrees that if the Dolphin Director resigns as a director or is removed from the Board for any reason or dies, Dolphin shall have the right to replace the Dolphin Director with a qualified substitute director, with the qualifications and appointment of such substitute director subject to the provisions of this subsection. Each substitute director must qualify as “independent” pursuant to NASDAQ listing standards. Unless there is a material adverse change in the qualifications of Justin A. Orlando or Donald T. Netter, each of Mr. Orlando and Mr. Netter is deemed to be qualified as a substitute director and upon Dolphin’s identification of Mr. Orlando or Mr. Netter as a substitute director, the Board shall appoint Mr. Orlando or Mr. Netter, as the case may be, as a member of the Board to replace the Dolphin Director. If for some reason Mr. Netter or Mr. Orlando, as the case may be, cannot serve as a substitute director, the Board shall appoint a qualified substitute director recommended by Dolphin, subject to the approval of the Governance Committee in good faith after exercising its fiduciary duties, provided that the Company may not unreasonably withhold consent of such qualified substitute candidate and provided further that in the event the Governance Committee does not approve of a substitute director recommended by Dolphin, Dolphin will have the right to recommend additional persons as a substitute director. Upon the appointment of a substitute director to the Board, the Board will also appoint such substitute director to each of the Compensation Committee and Governance Committee. Any such substitute director appointed to the Board shall be deemed to be a “Dolphin Director” hereunder.

(e)

Dolphin agrees to appear in person or by proxy at the 2013 Annual Meeting and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of each of the Company’s nominees for election to the Board and (ii) in accordance with the Board’s recommendation on all other proposals.

(f)

Effective as of the close of business on the date of this Agreement, the Board shall appoint Daniel T. Englander as an observer to the Board (the “Board Observer”). The Board Observer will serve until the earlier of the date that is 10 days prior to the nomination deadline for the 2014 annual meeting of shareholders of the Company (“2014 Annual Meeting”) or the date on which Dolphin sells Common Stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding Common Stock. The Board Observer will (1) receive copies of all notices and written information as furnished to the full Board, (2) be permitted to be present at all meetings of the full Board (whether by phone or in person), (3) shall not have the right to vote as a director or with the Board on any matter, nor any right to participate in Board discussions, and (4) not be entitled to notices of, to receive information relating to, or to attend any meeting of any committee of the Board. Notwithstanding the foregoing, (i) the Company shall be entitled to withhold any information and exclude the Board Observer from any meeting, or any portion thereof, (A) that is an executive session of the Board; (B) as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege; or (C) that relates to matters as to which the Company reasonably determines as to which Dolphin, the Board Observer or the Dolphin Director or their respective Affiliates, have or may have a conflict of interest, including, without limitation, discussions relating to any agreement between the Company and Dolphin, the Board Observer or the Dolphin Director or their respective Affiliates, (ii) the Board Observer shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which the Board Observer will have access, (iii) the Board Observer shall agree to abide by the terms of the Company’s insider trading policy as if the Board Observer were a director and (iv) the Board Observer shall not request meetings with management relating to any meeting or any information provided to the Board Observer in connection with any meeting. The Board Observer position will be an unpaid position and all travel expenses of the Board Observer shall be paid by Dolphin. The Board Observer shall use his or her best efforts to attend in person meetings of the full Board that are called as in-person meetings. The Board shall make reasonable efforts to notify the Board Observer in advance if it anticipates the Board Observer will be excluded from a material portion of a Board meeting.

(g)

Dolphin agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

	(h)	The Company agrees that it shall use its reasonable best efforts to appoint a ninth director to the Board with relevant enterprise software industry experience.

2.	Standstill Provisions

(a)

Dolphin agrees that, from the date of this Agreement until the date that is ten (10) business days prior to the deadline for the submission of shareholder nominations for the 2014 Annual Meeting pursuant to the Company’s bylaws (the “Standstill Period”), neither Dolphin, nor any of its Affiliates or Associates under its control or direction, nor any of the Affiliates or Associates that control or direct Dolphin will, and Dolphin will cause each of such Affiliates and Associates not to, directly or indirectly, in any manner:

		(i)	become the beneficial owner, as such term is defined in Rule 13d-3 of the Exchange Act, of more than 9.90% of the Common Stock;

(ii)

engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders of the Company), in each case, with respect to the Common Stock, other than in accordance with Section 1 of this Agreement; provided that nothing in this subsection shall prohibit Dolphin from taking any action during the Standstill Period in support of the Dolphin Director (including engaging in a solicitation of proxies for the election of the Dolphin Director) in connection with any special meeting of the Company’s shareholders called by a person or persons other than Dolphin for the purpose of removing or electing directors of the Company;

(iii)

form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A and the Board Observer, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Dolphin to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)

deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement in accordance with this Agreement;

(v)

(A) seek representation on the Board (other than in accordance with Section 1 of this Agreement) or submit nominations in furtherance of a “contested solicitation” for the election or removal of directors of the Company or take any other action with respect to the election or removal of any directors (other than in accordance with Section 1 of this Agreement), (B) otherwise seek to control or influence the management, Board or policies of the Company, other than the Dolphin Director in his capacity as such, or (C) instigate, support, encourage or assist any third party to do any of the actions set forth in clause (A) or (B) above; provided that nothing in this subsection shall prohibit Dolphin from taking any action during the Standstill Period in support of the Dolphin Director (including engaging in a solicitation of proxies for the election of the Dolphin Director) in connection with any special meeting of the Company’s shareholders called by a person or persons other than Dolphin for the purpose of removing or electing directors of the Company;

(vi)

(A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, or (B) other than at the direction or with the consent of the Board, in the Dolphin Director’s capacity as a director of the Company, or with respect to purchases of Common Stock expressly permitted by Section 2(a)(i), offer, propose, or make any public statement with respect to, or encourage, solicit or negotiate with any third party with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend or similar transaction involving the Company;

(vii)

seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; provided that nothing in this subsection shall prohibit Dolphin from taking any action during the Standstill Period in support of the Dolphin Director (including engaging in a solicitation of proxies for the election of the Dolphin Director) in connection with any special meeting of the Company’s shareholders called by a person or persons other than Dolphin for the purpose of removing or electing directors of the Company; or

(viii)

make any request or submit any proposal to waive, terminate or amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

3.	Representations and Warranties of the Company

          The Company represents and warrants to Dolphin that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.	Representations and Warranties of Dolphin

          Dolphin represents and warrants to the Company that (a) Dolphin has the corporate power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Dolphin, and is a valid and binding obligation of Dolphin, enforceable against Dolphin in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by Dolphin does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Dolphin, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Dolphin is a party or by which it is bound, and (d) as of the date of this Agreement, (i) Dolphin is deemed to beneficially own in the aggregate Five Hundred Sixty Thousand Five Hundred (560,500) shares of Common Stock, (ii) Dolphin does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (iii) none of the shares of Common Stock identified in clause (d)(i) above are pledged as collateral for any loan or indebtedness, including any margin loan.

5.	Press Release

          Promptly following the execution of this Agreement, the Company and Dolphin shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Dolphin shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party. During the Standstill Period, the Company, Dolphin, the Dolphin Director and the Board Observer shall not make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.	Specific Performance

          Each of Dolphin, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Dolphin, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without the requirement to post bond or other security, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.	Expenses

          The Company shall reimburse Dolphin for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to this Agreement, provided that such reimbursement shall not exceed Twenty Five Thousand Dollars ($25,000) in the aggregate.

8.	Severability

          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices

          Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Rimage Corporation
7725 Washington Avenue South
Minneapolis, Minnesota 55439
Attention: Chief Executive Officer
Telephone: (952) 683-7900
Facsimile: (952) 944-7808

with a copy (which shall not constitute notice) to:

Lindquist & Vennum LLP
4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota 55402
Attention: Charles P. Moorse, Esq.
Telephone: (612) 371-3211
Facsimile: (612) 371-3207

If to Dolphin:

Dolphin Limited Partnership III, L.P.
96 Cummings Point Road
Stamford, Connecticut 06902
Telephone: (203) 358-8000
Facsimile: (203) 348-3715

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky, Esq.
Telephone: (212) 451-2333
Facsimile: (212) 451-2222

10.	Applicable Law

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the state or federal court of Minnesota and any state or federal appellate court therefrom within the State of Minnesota or the Eighth Judicial Circuit. Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts

          This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries

          This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Dolphin, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Dolphin to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Dolphin, the prior written consent of the Company, and with respect to the Company, the prior written consent of Dolphin. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13.	Mutual Non-Disparagement

          Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiary who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services, in any manner that may reasonably be expected to damage the business or reputation of such other Party or such Party’s products or services, or damage the business or reputation of its subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives. Nothing in this Agreement shall prohibit Dolphin from communicating with Dolphin III’s limited partners and agents with respect to public information concerning the Company.

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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

RIMAGE CORPORATION

By:	/s/ Sherman L. Black
Sherman L. Black
Chief Executive Officer

DOLPHIN LIMITED PARTNERSHIP III, L.P.

          By: Dolphin Associates III, LLC, its General Partner

                    By: Dolphin Holdings Corp. III, its Managing Member

By:	/s/	Donald T. Netter
Donald T. Netter
Senior Managing Director

DOLPHIN ASSOCIATES III, LLC

          By: Dolphin Holdings Corp. III, its Managing Member

By:	/s/	Donald T. Netter
Donald T. Netter
Senior Managing Director

DOLPHIN HOLDINGS CORP. III

By:	/s/	Donald T. Netter
Donald T. Netter
Senior Managing Director

[Signature Page to Agreement]

EXHIBIT A

Dolphin Limited Partnership III, L.P.
Dolphin Associates III, LLC
Dolphin Holdings Corp. III
Donald T. Netter
Justin A. Orlando
Daniel J. Englander
Ursula Investors

EXHIBIT B

Rimage Elects Justin A. Orlando of Dolphin Limited Partnerships
to its Board of Directors

Minneapolis, MN – March 18, 2013 – Rimage Corporation (NASDAQ: RIMG) today announced that it has elected Justin A. Orlando to its Board of Directors, effective immediately. Mr. Orlando is a managing director of Dolphin Limited Partnership III, L.P. (“Dolphin”), a Stamford, CT based private investment concern established in 1996, where he has worked since 2002. Mr. Orlando’s election brings the total number of directors on the Rimage board to eight.

Prior to joining Dolphin, Mr. Orlando was a member of the healthcare investment banking group of Merrill Lynch, Pierce, Fenner & Smith Incorporated where he was involved in advisory work, financings, and control transactions from 1999 to 2002. From 1996 to 1999, Mr. Orlando practiced corporate law with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, focusing on mergers and acquisitions and corporate finance transactions.

Sherman L. Black, president and CEO, said, “We are pleased to welcome Justin Orlando to the Rimage Board. Justin brings a deep level of investing experience and provides our board with the perspective of a large shareholder through his affiliation with Dolphin.”

Mr. Orlando’s election to the Board of Directors was made pursuant to an agreement between Rimage and Dolphin. Dolphin holds approximately 6.5% of Rimage’s outstanding shares. The agreement between Rimage and Dolphin will be included as an exhibit to the Company’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”). Mr. Orlando will also be a nominee for election to the Board of Directors at the Company’s 2013 Annual Meeting of Shareholders. Further details regarding the Company’s 2013 Annual Meeting of Shareholders will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

A spokesperson for Dolphin indicated, “Dolphin is pleased to have a meaningful investment in Rimage and to be given the opportunity to work with the Rimage Board to generate value for shareholders.”

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their employees, customers, and partners. Rimage’s Qumu business is the global leader in the rapidly growing enterprise video communications market and an innovator in the secure mobile delivery of rich content. Rimage’s Disc Publishing business is the global leader in CD, DVD and Blu-ray-Disc™ archiving and distribution solutions. Rimage’s industry-leading solutions help thousands of organizations in North America, Europe and Asia use video and other rich content to increase engagement and collaboration without losing control. Additional information can be found at www.rimage.com.

About Dolphin Limited Partnerships

Founded in 1996, Dolphin Limited Partnerships is a Stamford, CT based private investment concern. Dolphin and its affiliates have invested in numerous concentrated value-based investments with the objective of increasing value for all shareholders.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:
James Stewart, CFO
Rimage Corporation
952/944-8144